Term Sheet To product supplement BE dated September 29, 2009, prospectus supplement dated September 29, 2009 and prospectus dated September 29, 2009	Term Sheet No. 932BE Registration Statement No. 333-162195 Dated July 27, 2010; Rule 433
Deutsche Bank AG

Structured Investments
Deutsche Bank
$
Buffered Return Enhanced Notes Linked to the Performance of a Long Basket Consisting of the Brazilian Real, Turkish Lira and Indonesian Rupiah and a Short Basket Consisting of the Japanese Yen and U.S. Dollar due August 17, 2011

General
•
The notes are designed for investors who seek a leveraged return at maturity of 2.90* times the potential positive performance of a long basket consisting of the Brazilian real, Turkish lira and Indonesian rupiah and a short basket consisting of the Japanese yen and U.S. dollar, up to a Maximum Return on the notes of 29.00%*.  Investors should be willing to forgo coupon payments and, if the Ending Level is more than 10% less than the Starting Level (each as defined below), be willing to lose some or all of their investment. Any payment on the notes is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG maturing August 17, 2011†.
•	Minimum purchase of $10,000. Minimum denominations of $1,000.
•	The notes are expected to price on or about July 30, 2010 (the “Trade Date”) and are expected to settle on or about August 4, 2010 (the “Settlement Date”).

Key Terms
Issuer:	Deutsche Bank AG, London Branch
Basket Currencies:
The notes are linked to the performance of a long basket consisting of the Brazilian real, Turkish lira and Indonesian rupiah (each a “Long Basket Currency,” and together the “Long Basket Currencies”) and a short basket consisting of the Japanese yen and U.S. dollar (each a “Short Basket Currency,” and together the “Short Basket Currencies”).  We refer to the Long Basket Currencies and the Short Basket Currencies collectively as the “Basket Currencies.”

	Long Basket Currency	Fixing Source	Fixing Time	Initial Spot Rate	Long Basket Currency Performance Weighting
	Brazilian real (“BRL”)	Reuters page: WMRSPOT09	4:00 PM London		1/3
	Turkish lira (“TRY”)	Reuters page: WMRSPOT05	4:00 PM London		1/3
	Indonesian rupiah (“IDR”)	Reuters page: WMRSPOT12	4:00 PM London		1/3
	Short Basket Currency	Fixing Source	Fixing Time	Initial Spot Rate	Short Basket Currency Performance Weighting
	U.S. dollar (“USD”)	N/A	N/A	1	-1/2
	Japanese yen (“JPY”)	Reuters page: WMRSPOT12	4:00 PM London		-1/2
The Initial Spot Rates for the Basket Currencies will be determined on the Trade Date.
Currency of the Issue:	United States dollars
Upside Leverage Factor:	At least 2.90. The actual Upside Leverage Factor on the notes will be determined on the Trade Date and will not be less than 2.90.
Maximum Return:	At least 29.00%. The actual Maximum Return on the notes will be determined on the Trade Date and will not be less than 29.00%.
Payment at Maturity:
If the Ending Level is greater than the Starting Level, you will be entitled to receive a cash payment per $1,000 face amount of notes equal to the face amount plus the product of the face amount multiplied by the Long/Short Return multiplied by the Upside Leverage Factor, subject to the Maximum Return, calculated as follows:

$1,000 + [$1,000 x the lesser of (i) Long/Short Return x Upside Leverage Factor and (ii) the Maximum Return]

Your investment is protected against a decline of up to 10% from the Starting Level to the Ending Level.  If the Ending Level is equal to the Starting Level or is less than the Starting Level by not more than 10%, you will be entitled to receive a cash payment equal to $1,000 per $1,000 face amount of notes, subject to the credit of the Issuer.
If the Ending Level is less than the Starting Level by more than 10%, you will lose 1.1111% of the face amount of your notes for every 1% that the Ending Level is less than the Starting Level in excess of 10%, and you will receive a cash payment per $1,000 face amount of notes, calculated as follows:

$1,000 + [$1,000 x (Long/Short Return + 10%) x 1.1111] The minimum Payment at Maturity will be $0.
You will lose some or all of your initial investment at maturity if the Ending Level is less than the Starting Level by more than 10%. Any payment on the notes is subject to the credit of the Issuer.
Buffer Amount:	10%
Downside Factor:	1.1111
Long/Short Return:	Ending Level – Starting Level
Starting Level
The Long/Short Return may be positive or negative.
Starting Level:	Set equal to 100 on the Trade Date.
Ending Level:	The Ending Level will be calculated as follows:

100 x [1 + (BRL Performance x 1/3) + (TRY Performance x 1/3) + (IDR Performance x 1/3) + (JPY Performance x -1/2) +  (USD Performance x -1/2)]
The BRL Performance, TRY Performance, IDR Performance and JPY Performance refer to the Currency Performance for the Brazilian real, the Turkish lira, the Indonesian rupiah and the Japanese yen, respectively.  The USD Performance, which represents the performance of the U.S. dollar against itself, will be equal to zero.

Currency Performance:	With respect to each Basket Currency, the performance of the relevant Basket Currency from the Initial Spot Rate to the Final Spot Rate, calculated as follows:
Initial Spot Rate – Final Spot Rate
Initial Spot Rate
The Currency Performance for each Basket Currency (other than the U.S. dollar) may be positive or negative.
Initial Spot Rate:	For each Basket Currency, the Spot Rate on the Trade Date.
Final Spot Rate:	For each Basket Currency, the arithmetic average of the Spot Rates on each of the five Averaging Dates.
Spot Rate:
For each Basket Currency, the spot exchange rate for such currency against the U.S. dollar, as determined by the calculation agent by reference to the Spot Rate definitions set forth in this term sheet under “Spot Rates” below.  The Spot Rates for the Basket Currencies are expressed as units of the respective currency per U.S. dollar.  The Spot Rates are subject to the provisions set forth under “Market Disruption Events” in this term sheet.

Averaging Dates†:	August 8, 2011, August 9, 2011, August 10, 2011, August 11, 2011 and August 12, 2011 (the “Final Valuation Date”)
Maturity Date†:	August 17, 2011
Listing:	The notes will not be listed on any securities exchange.
CUSIP / ISIN:	2515A0 5Y 5 / US2515A05Y58
†	Subject to postponement as described under "Adjustments to Valuation Dates and Payment Dates" in the accompanying product supplement and "Market Disruption Events" in this term sheet.
*	The actual Upside Leverage Factor and Maximum Return on the notes will be set on the Trade Date.
Investing in the Buffered Return Enhanced Notes involves a number of risks.  See “Risk Factors” beginning on page 5 of the accompanying product supplement and “Selected Risk Considerations” beginning on page 6 of this term sheet.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement for return enhanced notes, the prospectus supplement and the prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public(1)	Fees(2)	Proceeds to Issuer
Per note	$1,000.00	$10.00	$990.00
Total	$	$	$
(1)  Certain fiduciary accounts will pay a purchase price of $990.00 per note, and the placement agents with respect to sales made to such accounts will forgo any fees.
(2)  Please see "Supplemental Plan of Distribution" in this term sheet for information about fees.
The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

JPMorgan
Placement Agent
July 27, 2010

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this term sheet together with product supplement BE dated September 29, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these notes are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Product supplement BE dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200154/d424b21.pdf

Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This term sheet, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer on the date the notes are priced.  We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

What are the Possible Returns on the Notes at Maturity Assuming a Range of Hypothetical Long/Short Returns?

The following table and graph illustrate the hypothetical return at maturity on the notes.  The “return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 face amount of notes to $1,000.  The hypothetical returns set forth below assume a Starting Level of 100, a Downside Factor of 1.1111, an Upside Leverage Factor of 2.90 and a Maximum Return on the notes of 29.00%.  The actual Upside Leverage Factor and Maximum Return on the notes will be determined on the Trade Date.  The hypothetical returns set forth below are for illustrative purposes only.  The actual return will be based on the Long/Short Return, determined using the Spot Rates for the Basket Currencies on the specified Averaging Dates.  The numbers appearing in the following table, graph and examples have been rounded for ease of analysis.

Ending Level	Long/Short Return	Return	Payment at Maturity
200.00	100.00%	29.00%	$1,290.00
180.00	80.00%	29.00%	$1,290.00
160.00	60.00%	29.00%	$1,290.00
140.00	40.00%	29.00%	$1,290.00
120.00	20.00%	29.00%	$1,290.00
115.00	15.00%	29.00%	$1,290.00
110.00	10.00%	29.00%	$1,290.00
105.00	5.00%	14.50%	$1,145.00
102.50	2.50%	7.25%	$1,072.50
100.00	0.00%	0.00%	$1,000.00
95.00	-5.00%	0.00%	$1,000.00
90.00	-10.00%	0.00%	$1,000.00
80.00	-20.00%	-11.11%	$888.89
70.00	-30.00%	-22.22%	$777.78
60.00	-40.00%	-33.33%	$666.67
40.00	-60.00%	-55.56%	$444.45
20.00	-80.00%	-77.78%	$222.23
0.00	-100.00%	-100.00%	$0.00

Buffered Return Enhanced Notes Linked to the Performance of a Long Basket Consisting of the Brazilian Real, Turkish Lira and Indonesian Rupiah and a Short Basket Consisting of the Japanese Yen and U.S. Dollar

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the hypothetical returns set forth in the table and graph above are calculated.

Example 1: The Ending Level is 105, compared to the Starting Level of 100, resulting in a Long/Short Return of 5.0%. Because the Ending Level of 105 is greater than the Starting Level of 100, and the Long/Short Return of 5.0% multiplied by 2.90 does not exceed the Maximum Return of 29.00%, the investor receives a Payment at Maturity of $1,145.00 per $1,000 face amount of notes, calculated as follows:

$1,000 + [$1,000 x (5.0% x 2.90)] = $1,145.00

Example 2: The Ending Level is 95, compared to the Starting Level of 100, resulting in a Long/Short Return of -5.0%. Because the Ending Level of 95 is less than the Starting Level of 100 by not more than the Buffer Amount of 10%, the investor will receive a Payment at Maturity of $1,000.00 per $1,000 face amount of notes.

Example 3: The Ending Level is 115, compared to the Starting Level of 100, resulting in a Long/Short Return of 15.0%.   Because the Long/Short Return of 15.0% multiplied by 2.90 exceeds the Maximum Return of 29.00%, the investor receives a Payment at Maturity of $1,290.00 per $1,000 face amount of notes, the maximum payment on the notes.

Example 4: The Ending Level is 70, compared to the Starting Level of 100, resulting in a Long/Short Return of -30.0%.  Because the Ending Level of 70 is less than the Starting Level of 100 by more than the Buffer Amount of 10%, the investor will receive a Payment at Maturity of $777.78 per $1,000 face amount of notes, calculated as follows:

$1,000 + [$1,000 x (-30% + 10%) x 1.1111] = $777.78

Hypothetical Examples of Ending Level Calculation

The following examples illustrate how the Ending Level is calculated and assume Initial Spot Rates of 1.7738 for the BRL/USD, 1.5224 for the TRY/USD, 9040 for the IDR/USD and 87.46 for the JPY/USD.  The Initial Spot Rates used below are for illustrative purposes only. The actual Initial Spot Rates will be determined on the Trade Date. The numbers appearing below have been rounded for ease of analysis.

Example 1: The Long Basket Currencies appreciate relative to the U.S. dollar, and the Japanese yen depreciates relative to the U.S. dollar.

Basket Currency	Initial Spot Rate	Final Spot Rate	Basket Currency Performance
BRL	1.7738	1.7231	2.86%
TRY	1.5224	1.4837	2.54%
IDR	9040	8554	5.38%
JPY	87.46	89.29	-2.09%
USD	1	1	0

Ending Level = 100 x [1+(BRL Performance x 1/3)+(TRY Performance x 1/3) + (IDR Performance x 1/3) + (JPY Performance x -1/2) + (USD Performance x -1/2)]

= 100 x [1+(2.86% x 1/3) + (2.54% x 1/3) + (5.38% x 1/3) + (-2.09% x -1/2) +  (0  x -1/2)] = 104.67

Example 2: The Long Basket Currencies appreciate relative to the U.S. dollar, and the Japanese yen also appreciates relative to the U.S. dollar.

Basket Currency	Initial Spot Rate	Final Spot Rate	Basket Currency Performance
BRL	1.7738	1.7231	2.86%
TRY	1.5224	1.4837	2.54%
IDR	9040	8554	5.38%
JPY	87.46	86.40	1.21%
USD	1	1	0

Ending Level = 100 x [1+(BRL Performance x 1/3)+(TRY Performance x 1/3) + (IDR Performance x 1/3) + (JPY Performance x -1/2) + (USD Performance x -1/2)]

= 100 x [1+(2.86% x 1/3) + (2.54% x 1/3) + (5.38% x 1/3) + (1.21% x -1/2) +  (0  x -1/2)] = 102.99

Example 3: The Long Basket Currencies depreciate relative to the U.S. dollar, and the Japanese yen also depreciates relative to the U.S. dollar.

Basket Currency	Initial Spot Rate	Final Spot Rate	Basket Currency Performance
BRL	1.7738	1.8245	-2.86%
TRY	1.5224	1.5935	-4.67%
IDR	9040	9234	-2.15%
JPY	87.46	88.33	-0.99%
USD	1	1	0

Ending Level = 100 x [1+(BRL Performance x 1/3)+(TRY Performance x 1/3) + (IDR Performance x 1/3) + (JPY Performance x -1/2) + (USD Performance x -1/2)]

= 100 x [1+(-2.86% x 1/3) + (-4.67% x 1/3) + (-2.15% x 1/3) + (-0.99% x -1/2) +  (0  x -1/2)] = 97.27

Example 4: The Long Basket Currencies depreciate relative to the U.S. dollar, and the Japanese yen appreciates relative to the U.S. dollar.

Basket Currency	Initial Spot Rate	Final Spot Rate	Basket Currency Performance
BRL	1.7738	1.8245	-2.86%
TRY	1.5224	1.5935	-4.67%
IDR	9040	9234	-2.15%
JPY	87.46	86.40	1.21%
USD	1	1	0

Ending Level = 100 x [1+(BRL Performance x 1/3)+(TRY Performance x 1/3) + (IDR Performance x 1/3) + (JPY Performance x -1/2) + (USD Performance x -1/2)]

= 100 x [1+(-2.86% x 1/3) + (-4.67% x 1/3) + (-2.15% x 1/3) + (1.21% x -1/2) +  (0  x -1/2)] = 96.17

Selected Purchase Considerations

•
APPRECIATION POTENTIAL IF THE LONG/SHORT RETURN IS POSITIVE – The notes provide the opportunity to enhance returns by multiplying a positive Long/Short Return by the Upside Leverage Factor of 2.90, up to the Maximum Return on the notes of 29.00%, resulting in a maximum Payment at Maturity of $1,290.00 for every $1,000 face amount of notes.  The actual Upside Leverage Factor and Maximum Return on the notes will be set on the Trade Date and will not be less than 2.90 and 29.00%, respectively.  Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•
LIMITED PROTECTION AGAINST LOSS – Payment at maturity of the face amount of the notes is protected against a negative Long/Short Return of up to 10%.  If the Ending Level is less than the Starting Level by an amount greater than 10%, for every 1% that the Ending Level is less than the Starting Level in excess of 10%, you will lose an amount equal to 1.1111% of the face amount of your notes.  Accordingly, you could lose your entire investment in the notes.

•
LONG/SHORT INVESTMENT STRATEGY IN THE BASKET CURRENCIES – The return on the notes is linked to the to the performance of a long basket consisting of the Brazilian real, Turkish lira and Indonesian rupiah, which we refer to as the Long Basket Currencies, and the performance of a short basket consisting of the Japanese yen and the U.S. dollar, which we refer to as the Short Basket Currencies.  Accordingly, the value of the notes will reflect the Currency Performance of the Long Basket Currencies compared to the Currency Performance of the Short Basket Currencies.  The notes enable you to participate on a leveraged basis in any positive Long/Short Return, subject to the Maximum Return.

•
TAX CONSEQUENCES — You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” which contains the opinion of our special tax counsel, Davis Polk & Wardwell LLP, with respect to the tax consequences of an investment in the notes.

Although the tax consequences of an investment in the notes are uncertain, based on that opinion we believe it is reasonable to treat the notes as prepaid financial contracts for U.S. federal income tax purposes.  Under this treatment, you should not recognize taxable income or loss prior to the maturity of your notes, other than pursuant to a sale or exchange.  If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the notes, the tax consequences of ownership and disposition of the notes might be affected materially and adversely.  We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this term sheet and the accompanying product supplement.  The remainder of this discussion assumes that the treatment of the notes as prepaid financial contracts is respected.

Because of the application of certain rules relating to foreign currency instruments under Section 988 of the Internal Revenue Code, your gain or loss on the notes should be treated as ordinary income or loss unless on or before the date on which you acquire your notes you make a valid election to treat such gain or loss as capital gain or loss pursuant to the applicable Treasury regulations.  Although the matter is uncertain, we believe it is reasonable to treat the election under Section 988 as available.  Assuming the election is available, if you make a valid election before the close of the day on which you acquire your notes, your gain or loss on the notes should be capital gain or loss and should be long-term capital gain or loss if at the time of sale, exchange or retirement you have held the notes for more than one year.  The deductibility of capital losses is subject to certain limitations.

To make this election, you must, in accordance with the detailed procedures set forth in the regulations under Section 988, either (a) clearly identify the transaction on your books and records on the date you acquire your notes as being subject to such an election and file the relevant statement verifying such election with your federal income tax return or (b) otherwise obtain independent verification of the election.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the notes.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

In 2007, the IRS also released a revenue ruling holding that a financial instrument with some arguable similarity to the notes is properly treated as a debt instrument denominated in a foreign currency.  The notes are distinguishable in meaningful respects from the instruments described in the revenue ruling.  If, however, the reach of the revenue ruling were to be extended, it could materially and adversely affect the tax consequences of an investment in the notes for U.S. holders, possibly with retroactive effect.

Recently enacted legislation requires certain individuals who hold “debt or equity interests” in any “foreign financial institution” that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal income tax returns, generally for tax years beginning in 2011, unless a regulatory exemption is provided.  Individuals who purchase the notes should consult their tax advisors regarding this legislation.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters.  Prospective investors should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice and ruling), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in the Basket Currencies.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS – The notes do not guarantee any return of your investment.  The return on the notes at maturity is linked to the performance of the Long Basket Currencies and Short Basket Currencies and will depend on whether, and the extent to which, the Long/Short Return is positive or negative.  Your investment will be exposed on a leveraged basis of 1.1111% for each 1% that the Ending Level is less than the Starting Level in excess of the 10% Buffer Amount.

•
YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM RETURN – If the Ending Level is greater than the Starting Level, for each $1,000 face amount of notes, you will receive at maturity $1,000 plus an additional amount that will not exceed a predetermined percentage of the face amount, regardless of the Long/Short Return.  We refer to this percentage as the Maximum Return, which will be set on the Trade Date and will not be less than 29.00%. Accordingly, the maximum Payment at Maturity is expected to be $1,290.00 for every $1,000 face amount of notes.

•
CREDIT OF THE ISSUER — The notes are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the notes, including any Payment at Maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the notes and in the event Deutsche Bank AG were to default on its obligations you may not receive the Payment at Maturity owed to you under the terms of the notes.

•
TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE FOREIGN EXCHANGE AND CURRENCY DERIVATIVE MARKET MAY IMPAIR THE VALUE OF THE NOTES — We or one or more of our affiliates may hedge our foreign currency exposure from the notes by entering into foreign exchange and currency derivative transactions, such as over-the-counter options. Such trading and hedging activities may affect the Spot Rates and make it less likely that you will receive a positive return on your investment in the notes. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the notes declines. We or our affiliates may also engage in trading in instruments linked to the Spot Rates on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other notes or financial or derivative instruments with returns linked or related to changes in the Spot Rates. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investors in the notes.

•	THERE ARE NO COUPON PAYMENTS ON THE NOTES – You will not receive coupon payments on the notes during the term of the notes.

•
STRATEGY RISK – The strategy implicit in an investment in the notes takes the view that the Currency Performances of the Long Basket Currencies will be greater than the Currency Performances of the Short Basket Currencies.  However, there is no guarantee that this will be the case.  It is possible that the Currency Performances of the Short Basket Currencies will be greater than the Currency Performances of the Long Basket Currencies, which may result in a Long/Short Return of less than -10%, in which case you will lose some or all of your initial investment.

•
INVESTING IN THE NOTES IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE LONG BASKET CURRENCIES OR TAKING A DIRECT SHORT POSITION IN THE SHORT BASKET CURRENCIES – You may receive a lower Payment at Maturity than you would have received if you had invested directly in the Basket Currencies and/or taken a direct short position in the Short Basket Currencies. In addition, the Long/Short Return is based on the Currency Performances for each of the Basket Currencies, which is in turn based upon the formula set forth above. The Currency Performances are dependent solely on such stated formula and not on any other formula that could be used for calculating currency performances.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY – While the Payment at Maturity described in this term sheet is based on the full Face Amount of your notes, the original Issue Price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates.  Such cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price, if any, at which Deutsche Bank AG (or its affiliates) will be willing to purchase notes from you, prior to maturity, in secondary market transactions, if at all, will likely be lower than the original Issue Price, and any sale prior to the Maturity Date could result in a substantial loss to you.

•
THE NOTES ARE NOT DESIGNED TO BE SHORT-TERM TRADING INSTRUMENTS – The notes are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your notes to maturity.

•
POSITIVE CURRENCY PERFORMANCE OF ONE OR MORE LONG BASKET CURRENCIES WILL BE OFFSET BY NEGATIVE CURRENCY PERFORMANCE OF OTHER LONG BASKET CURRENCIES OR POSITIVE PERFORMANCE OF THE JAPANESE YEN – The return on the notes depends on the Long/Short Return, which is based on the Currency Performances of the Long Basket Currencies compared to the Currency Performances of the Short Basket Currencies.   Therefore, positive Currency Performance of one or more Long Basket Currencies may be offset, in whole or in part, by negative Currency Performance of one or more other Long Basket Currencies of equal or greater magnitude, or by positive Currency Performance of the Japanese yen of equal or greater magnitude. In all cases, the USD Performance will equal zero and will not contribute to a positive return on your investment.  You will lose 1.1111% of your investment for each 1% that the Long/Short Return is less than -10%. Accordingly, you could lose your entire investment in the notes.

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CURRENCY MARKETS MAY BE VOLATILE – Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies, and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may affect the values of the Basket Currencies and the value of your Notes in varying ways, and different factors may cause the values of the Basket Currencies and the volatility of their prices to move in inconsistent directions at inconsistent rates.

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LEGAL AND REGULATORY RISKS – Legal and regulatory changes could affect currency rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to currency rates, but any such action could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the performance of the Basket Currencies and, consequently, the value of the Notes.

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THE NOTES ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS – The Long Basket Currencies  are currencies of emerging market countries. Emerging market countries are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. In recent years, emerging markets have undergone significant political, economic and social change. Such far-reaching political changes have resulted in constitutional and social tensions, and, in some cases, instability and reaction against market reforms have occurred. With respect to any emerging or developing nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging or developing-market nation. Political or economic instability is likely to have an adverse effect on the performance of the Long Basket Currencies, and, consequently, the return on the notes.

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IF THE LIQUIDITY OF THE BASKET CURRENCIES IS LIMITED, THE VALUE OF THE NOTES WOULD LIKELY BE IMPAIRED – Currencies and derivatives contracts on currencies may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Averaging Dates would likely have an adverse effect on the Final Spot Rate for each Long Basket Currency, and therefore, on the return on your Notes. Limited liquidity relating to any Basket Currency may also result in Deutsche Bank AG, London Branch, as calculation agent, being unable to determine the Long/Short Return using its normal means. The resulting discretion by the calculation agent in determining the Long/Short Return could, in turn, result in potential conflicts of interest.

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POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE THE ISSUER AND THE CALCULATION AGENT FOR THE NOTES ARE THE SAME LEGAL ENTITY – Deutsche Bank AG, London Branch is the Issuer of the notes and the calculation agent for the notes. Deutsche Bank AG, London Branch carries out calculations necessary to calculate the Long/Short Return and maintains some discretion as to how such calculations are made, in particular if the rate source for any of the Basket Currencies (as set forth below) is not available. In addition, the Issuer may hedge its obligations under the notes. There can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these various capacities will not affect the value of the notes or the performance of the Basket Currencies.

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SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE BASKET CURRENCIES MAY ADVERSELY AFFECT THE VALUE OF THE NOTES – The currency markets are subject to temporary distortions and disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets and the participation of speculators. These circumstances could adversely affect the exchange rates of the Basket Currencies and, therefore, the value of the notes.

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LACK OF LIQUIDITY – The notes will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the notes in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the notes.

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THE PAYMENT FORMULA FOR THE NOTES WILL NOT TAKE INTO ACCOUNT ALL DEVELOPMENTS IN THE BASKET CURRENCIES – Changes in the Basket Currencies during the term of the notes before the Averaging Dates may not be reflected in the calculation of the Payment at Maturity. Generally, the calculation agent will calculate the Long/Short Return by multiplying the Currency Performance for each Basket Currency by its respective weighting and then taking the sum of the weighted Currency Performances, as described above. The Currency Performances will be calculated based on the Spot Rates for the Basket Currencies on the specified Averaging Dates. As a result, the Long/Short Return may be less than zero even if the Basket Currencies had moved favorably at certain times during the term of the notes before moving to unfavorable levels on the Averaging Dates.

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WE AND OUR AFFILIATES AND AGENTS, OR JPMORGAN CHASE & CO. AND ITS AFFILIATES, MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES.  ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE VALUE OF THE BASKET CURRENCIES TO WHICH THE NOTES ARE LINKED OR THE VALUE OF THE NOTES – We, our affiliates and agents, and J.P. Morgan Chase & Co. and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the notes. We, our affiliates and agents, or J.P. Morgan Chase & Co. and its affiliates, may publish research or other opinions that are inconsistent with the investment view implicit in the notes. Any research, opinions or recommendations expressed by us, our affiliates or agents, or J.P. Morgan Chase & Co. or its affiliates, may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes and the Basket Currencies to which the notes are linked.

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ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES – We expect that, generally, the exchange rates for the Basket Currencies on any day will affect the value of the notes more than any other single factor. However, you should not expect the value of the notes in the secondary market to vary in proportion to the appreciation or depreciation of the Basket Currencies. The value of the notes will be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility of the Basket Currencies;
•	the time to maturity of the notes;
•	interest and yield rates in the market generally and in the markets of the Basket Currencies;
•	a variety of economic, financial, political, regulatory or judicial events;
•	supply and demand for the notes; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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HISTORICAL PERFORMANCE OF THE BASKET CURRENCIES SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE BASKET CURRENCIES DURING THE TERM OF THE NOTES – It is impossible to predict whether the Spot Rates of any of the Basket Currencies will rise or fall. The Spot Rates of the Basket Currencies will be influenced by complex and interrelated political, economic, financial and other factors.

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MARKET DISRUPTIONS MAY ADVERSELY AFFECT YOUR RETURN – The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from determining the Long/Short Return in the manner described herein, and calculating the amount that we are required to pay you upon maturity, or from properly hedging its obligations under the notes. These events may include disruptions or suspensions of trading in the markets as a whole or general inconvertibility or non-transferability of one or more currencies. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the notes or prevents the calculation agent from determining the Long/Short Return or Payment at Maturity in the ordinary manner, the calculation agent will determine the Long/Short Return or Payment at Maturity in good faith and in a commercially reasonable manner, and it is possible that the Averaging Dates and the Maturity Date will be postponed, which may adversely affect the return on your notes. For example, if the source for an exchange rate is not available on an Averaging Date, the calculation agent may determine the exchange rate for such date, and such determination may adversely affect the return on your notes.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the notes, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid financial contracts.  If the IRS were successful in asserting an alternative treatment for the notes, the tax consequences of ownership and disposition of the notes might be affected materially and adversely.  In addition, as described above under “Tax Consequences,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the notes.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

In 2007, the IRS also released a revenue ruling holding that a financial instrument with some arguable similarity to the notes is properly treated as a debt instrument denominated in a foreign currency.  The notes are distinguishable in meaningful respects from the instruments described in the revenue ruling.  If, however, the reach of the revenue ruling were to be extended, it could materially and adversely affect the tax consequences of an investment in the notes for U.S. holders, possibly with retroactive effect.

Prospective investors should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice and ruling), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Use of Proceeds and Hedging

Part of the net proceeds we receive from the sale of the notes will be used in connection with hedging our obligations under the notes through one or more of our affiliates.  The hedging or trading activities of our affiliates on or prior to the Trade Date and on the Averaging Dates could affect the value of the Basket Currencies and, as a result, could decrease the amount you may receive on the notes at maturity.

Spot Rates

The Spot Rate for the Brazilian real on each date of calculation will be the U.S. dollar/Brazilian real mid-spot rate at 4:00 p.m. London time (the “BRL Fixing Time”), expressed as the amount of Brazilian reais per one U.S. dollar, for settlement in two business days, as reported by the W.M. Company, which appears on Reuters Page “WMRSPOT09” (the “BRL Fixing Source”) or any successor page, on such date of calculation.

The Spot Rate for the Turkish lira on each date of calculation will be the U.S. dollar/Turkish lira mid-spot rate at 4:00 p.m. London time (the “TRY Fixing Time”), expressed as the amount of Turkish lire per one U.S. dollar, for settlement in two business days, as reported by the W.M. Company, which appears on Reuters Page “WMRSPOT05” (the “TRY Fixing Source”) or any successor page, on such date of calculation.

The Spot Rate for the Indonesian rupiah on each date of calculation will be the U.S. dollar/ Indonesian rupiah mid-spot rate at 4:00 p.m. London time (the “IDR Fixing Time”), expressed as the amount of Indonesian rupiahs per one U.S. dollar, for settlement in two business days, as reported by the W.M. Company, which appears on Reuters Page “WMRSPOT12” (the “IDR Fixing Source”) or any successor page, on such date of calculation.

The Spot Rate for the Japanese yen on each date of calculation will be the U.S. dollar/Japanese yen mid-spot rate at 4:00 p.m. London time (the “JPY Fixing Time”), expressed as the amount of Japanese yen per one U.S. dollar, for settlement in two business days, as reported by the W.M. Company, which appears on Reuters Page “WMRSPOT12” (the “JPY Fixing Source”) or any successor page, on such date of calculation.

If any of the foregoing Spot Rates is unavailable (or is published in error), the Spot Rate for such Basket Currency shall be selected by the calculation agent in good faith and in a commercially reasonable manner.

The Spot Rate for the U.S. dollar on each date of calculation will equal 1.

Market Disruption Events

The calculation agent may, in its sole discretion, determine that an event has occurred that prevents it from valuing one or more of the Basket Currencies or the Payment at Maturity in the manner initially provided for herein. These events may include disruptions or suspensions of trading in the markets as a whole or general inconvertibility or non-transferability of one or more Basket Currencies. If the calculation agent, in its sole discretion, determines that any of these events prevents us or our affiliates from properly hedging our obligations under the notes or prevents the calculation agent from determining such value or amount in the ordinary manner, the calculation agent will determine such value or amount in good faith and in a commercially reasonable manner, and it is possible that the Averaging Dates and Maturity Date may be postponed, which may adversely affect the return on your notes. For example, if the source for an exchange rate is not available on an Averaging Date, the calculation agent may determine the exchange rate for such date, and such determination may adversely affect the return on your notes.

Historical Information

The following charts show the historical performance of the Long/Short Return as well as historical individual exchange rates for each of the Long Basket Currencies and the Japanese Yen against the U.S. dollar.  In each case, the charts use exchange rates that are based on Bloomberg end-of-day quotations for the period-end dates set forth in the following tables and not on the Spot Rates set forth above. The retrospective data for the Long/Short Return was calculated by setting the level to 100 on July 23, 2010 and measured retrospectively to January 31, 2001. The historical data for each Basket Currency are shown for the period from January 3, 2000 through July 23, 2010. The retrospective and historical data are for illustrative purposes only and are not indicative of the historical or future values of the Spot Rates (which are determined as set forth herein), future performance of the Basket Currencies or the Long/Short Return. The numbers appearing in the below tables may have been rounded for ease of analysis. We cannot give you any assurance that the Long/Short Return will be greater than zero or that you will receive any positive return on your investment. Any historical upward or downward trend in the exchange rates set forth in the following charts during any period set forth below is not an indication that the Spot Rates or Long/Short Return is more or less likely to increase or decrease at any time during the term of the notes. As set forth in the following tables, for each Basket Currency, a higher exchange rate for a given year indicates a weakening of the relevant Basket Currency relative to the U.S. dollar, while a lower exchange rate indicates a strengthening of that Basket Currency relative to the U.S. dollar. The graphs following each Basket Currency’s exchange rate table set forth the historical exchange rate performance of each respective Basket Currency for the period from January 3, 2000 through July 23, 2010. The daily exchange rates published by Bloomberg may differ from the Spot Rates for the applicable Basket Currency. We will not use Bloomberg to determine the applicable Spot Rate for each of the Basket Currencies.

Past performance is not indicative of future performance.

Brazilian Real
Historical High, Low and Period-End Exchange Rates
January 3, 2000 through July 23, 2010
(expressed as units of Brazilian reais per U.S. dollar)

Brazilian Real	High	Low	Period End
2000	1.9885	1.7090	1.9500
2001	2.8390	1.9310	2.3105
2002	4.0040	2.2530	3.5400
2003	3.6815	2.8065	2.8915
2004	3.2420	2.6492	2.6560
2005	2.7854	2.1540	2.3355
2006	2.4035	2.0510	2.1364
2007	2.1640	1.7269	1.7800
2008	2.6202	1.5545	2.3145
2009	2.4501	1.6968	1.7445
2010 (through July 23, 2010)	1.9153	1.7155	1.7738

]

Past performance is not indicative of future performance.

Turkish Lira
Historical High, Low and Period-End Exchange Rates
January 3, 2000 through July 23, 2010
(expressed as units of Turkish lire per U.S. dollar)

Turkish Lira	High	Low	Period End
2000	0.6934	0.5339	0.6685
2001	1.6650	0.6615	1.4501
2002	1.7660	1.2690	1.6551
2003	1.7730	1.3500	1.4065
2004	1.5755	1.3025	1.3435
2005	1.4150	1.2505	1.3510
2006	1.7645	1.2980	1.4156
2007	1.4640	1.1618	1.1700
2008	1.7488	1.1491	1.5405
2009	1.8243	1.4385	1.4986
2010 (through July 23, 2010)	1.6297	1.4445	1.5224

Past performance is not indicative of future performance.

Indonesian Rupiah
Historical High, Low and Period-End Exchange Rates
January 3, 2000 through July 23, 2010
(expressed as units of Indonesian rupiahs per U.S. dollar)

Indonesian Rupiah	High	Low	Period End
2000	9675	6950	9675
2001	12200	8280	10400
2002	10550	8427	8950
2003	9160	8095	8420
2004	9595	8299	9270
2005	10875	9115	9830
2006	9846	8694	8995
2007	9482	8650	9393
2008	13000	9045	11120
2009	12213	9280	9404
2010 (through July 23, 2010)	9440	8991	9040

Past performance is not indicative of future performance.

Japanese Yen
Historical High, Low and Period-End Exchange Rates
January 3, 2000 through July 23, 2010
(expressed as units of Japanese yen per U.S. dollar)

Japanese Yen	High	Low	Period End
2000	115.06	101.40	114.41
2001	132.08	113.54	131.66
2002	135.14	115.54	118.79
2003	121.88	106.74	107.22
2004	114.88	101.84	102.63
2005	121.40	101.68	117.75
2006	119.88	108.99	119.05
2007	124.13	107.23	111.75
2008	112.20	87.14	90.64
2009	101.44	84.83	93.02
2010 (through July 23, 2010)	94.99	86.27	87.46

Past performance is not indicative of future performance.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc. will act as placement agents for the notes and will receive a fee from the Issuer that will not exceed $10 per $1,000 face amount of notes.